150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20150398629-35
Barbara K. Cegavske (signature)	Filing Date and Time 09/04/2015 3:06 PM
Barbara K. Cegavske Secretary of State State of Nevada	Entity Number E0276082009-3

USE BLACK INK ONLY - DO NOT HIGHLIGHT | **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Star Century Pandaho Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

By resolution of the board of Directors pursurant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers,designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series B Preferred Stock

The board has designated one hundred thousand (100,000) shares of Series A Preferred Stock, par value $0.01, each share of Series B Preferred Stock has a voting right of 5000 to 1, voting together with the Common Stock as a single class. Every one (1) share of Preferred B Stock has the voting power of 5000 common shares.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION OF
SERIES B PREFERRED STOCK
OF
STAR CENTURY PANDAHO CORPORATION

The below-signed officers of the Company herein certify as follows:

1. WHEREAS, the name of the corporation (hereinafter called the "Corporation) is **STAR CENTURY PANDAHO CORPORATION.**

2. WHEREAS, the Articles of Incorporation of the Corporation authorizes issuance of forty nine million (49,000,000) shares of Preferred Stock with a par value of $0.01 and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3. WHEREAS, the Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series B issue of Preferred Stock, none of which are presently issued and outstanding:

RESOLVED, that one hundred thousand (100,000) shares of the Preferred Stock (par value $0.01 per share) are authorized to be issued by this Corporation pursuant to its Articles of Incorporation, and that there be and hereby is authorized and created a series of preferred stock, hereby designed as the Series B Preferred Stock, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in such Articles of Incorporation and in addition thereto, those following:

(a) DESIGNATION. The Preferred Stock subject hereof shall be designated Series B Preferred Stock ("Series B Preferred"). No other shares of Preferred Stock shall be designated as Series B Preferred stock.

(b) CONVERSION. The Series B Preferred shall not have conversion rights.

(c) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out all the provisions of this

Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against impairment.

(d) LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Series B Preferred shall have a liquidation preference to the common stock in the amount of par value per share.

(e) INVOLUNTARY LIQUIDATION. In the event of involuntary liquidation, the shares of this series shall be entitled to the same amounts as in the event of voluntary liquidation.

(f) OTHER RESTRICTIONS. There shall be no conditions or restrictions upon the creation of indebtedness of the Corporation, or any subsidiary or upon the creation of any other series of preferred stock with any other preferences.

(h) VOTING. (i) Each shares of Series B Preferred shall entitle its holder to five thousand votes (5,000), voting together with the Common Stock as a single class.

(i) STATED VALUE. The shares of Series B Preferred shall have a stated value of $0.01 per share.

(j) OTHER PREFERENCES. The shares of the Series B Preferred shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the Articles of Incorporation of the Corporation.

FURTHER RESOLVED, that the statements contained in the foregoing resolution creating and designating the said Series B Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Articles of Incorporation of the Corporation.

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The undersigned, representing the unanimous written consent of the Secretary of the Company, does certify, under penalty of perjury, that the foregoing statements are and accurate. So attested this 4th day of September, 2015 in Las Vegas, Nevada:

____
Fen Xing
Secretary

____
Fen Xing
Chief Executive Officer